Exhibit 99.2

December 20, 2011

Stefan Kaluzny

Managing Director

Sycamore Partners Management, L.L.C.

9 West 57th Street, 31st Floor

New York, NY 10019

Dear Mr. Kaluzny,

Thank you for your letter dated December 6, 2011. Our Board of Directors has considered the terms of the proposed transaction outlined in that letter and has determined that your proposal is inadequate and substantially undervalues the Company. The Board of Directors has resolved to explore a full range of strategic alternatives to maximize value for our stockholders. We will contact you at the appropriate time in connection with our exploration of strategic alternatives for the Company.

Very truly yours,

/s/ Gary M. Pfeiffer
Gary M. Pfeiffer Chairman of the Board

cc: Members of the Board of Directors of The Talbots, Inc.